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                                  Exhibit 3.1
                          CERTIFICATE OF INCORPORATION
                                       OF
                             EURONET SERVICES INC.



FIRST:   The name of the corporation (the "Corporation") is:

             Euronet Services Inc.

SECOND:  (a) The address of the registered office of
             the Corporation in Delaware is:

             Corporation Trust Center 1209 Orange
             Street City of Wilmington, County of New
             Castle Delaware 19801


         (b) The name of the Corporation's registered agent at the address of its registered office is:

             The Corporation Trust Company


THIRD: The purpose of the Corporation is to engage in, promote and carry on any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Forty Million Shares (40,000,000) shares consisting of:


             1. Ten Million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock");

             2. Thirty Million (30,000,000) shares of common stock, with a par value of one cent ($.01) per share ("Common Shares");

         (b) The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then



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                  outstanding) by the affirmative vote of the holders of
                  two-thirds (2/3) of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.


FIFTH: The powers of the Incorporator are to terminate upon the election of the first Board of Directors. The name and address of the Incorporator are as follows:

                  Jeffrey B. Newman
                  c\o Arent Fox
                  1050 Connecticut Avenue, N.W.
                  Washington, D.C. 20036-5339

SIXTH: The Corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the laws of the state of Delaware. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

        The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the conclusion of the first annual meeting of stockholders, the term of office of the second class to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

        Notwithstanding any contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SIXTH.


SEVENTH: The provisions for the regulation of the internal affairs of the Corporation shall be stated in the Corporation's Bylaws, as they may be amended from time to time. The Board of Directors shall be authorized to adopt, amend or repeal the Bylaws.



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EIGHTH:   The Corporation shall indemnify each of the individuals who may be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as it may be amended from time to time ("Section 145"), (i) in each and every situation where the Corporation is obligated to make such indemnification pursuant to Section 145, and (ii) in each and every situation where, under Section 145, the Corporation is not obligated, but is permitted or empowered, to make such indemnification. The Corporation shall promptly make or cause to be made any determination which Section 145 requires.

NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or it stockholders,
          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
          Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of the director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.



     By executing this Certificate of Incorporation, I hereby declare and certify that this is my act and deed and the facts stated in this Certificate of Incorporation are true.



Dated: December 13, 1996                        _______________________________
                                                        Jeffrey B. Newman







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